UNITED STATES
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ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with the proposed acquisition of Bioenvision, Inc. (“Bioenvision”) by Genzyme Corporation (“Genzyme”) and the required approval of the transaction by Bioenvision’s stockholders, Bioenvision filed a definitive proxy statement and other relevant documents concerning the transaction with the Securities and Exchange Commission (“SEC”) on September 7, 2007. Stockholders of Bioenvision are urged to read the definitive proxy statement and any other relevant documents because they contain important information. Investors and security holders can obtain free copies of the definitive proxy statement and other relevant documents when they become available by contacting Bioenvision Investor Relations at (212) 750-6700 ext. 160. In addition, documents filed with the SEC by both Genzyme and Bioenvision are available free of charge at the SEC’s web site at http://www.sec.gov.

Information regarding the identity of the persons who may, under SEC rules, be deemed to be participants in the solicitation of stockholders of Bioenvision in connection with the transaction, and their interests in the solicitation, is set forth in the proxy materials filed by Bioenvision with the SEC.

FORWARD-LOOKING STATEMENTS

Certain statements contained in the transcript and press release are “forward-looking” statements, including express or implied statements regarding the future approval by Bioenvision’s stockholders of the pending agreement and plan of merger with Genzyme and regarding Bioenvision obtaining regulatory approval of its products.  Because these statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Specifically, factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to: risks associated with whether the merger of Wichita Bio Corporation with and into Bioenvision will be approved by the stockholders of Bioenvision; risks associated with the uncertainty as to whether such merger will in fact occur, risks associated with disruptions from the proposed merger transaction which may harm relationships with customers, employees, suppliers and partners; risks associated with the outcome of litigation and regulatory proceedings to which we are currently a party and may become a party in the future; risks associated with preclinical and clinical developments in the biopharmaceutical industry in general and in Bioenvision’s compounds under development in particular; the potential failure of Bioenvision’s compounds under development to prove safe and effective for treatment of disease; uncertainties inherent in the early stage of Bioenvision’s compounds under development; failure to successfully implement or complete clinical trials; failure to receive marketing clearance from regulatory agencies for our compounds under development; acquisitions, divestitures, mergers, licenses or strategic initiatives that change Bioenvision’s business, structure or projections; the development of competing products; uncertainties related to Bioenvision’s dependence on third parties and partners; and those risks described in Bioenvision’s filings with the SEC. Bioenvision assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law and the statements contained in this transcript and press release are current as of the date hereof only.

Contacts:

Bioenvision, Inc.	Pure Communications, Inc.
James S. Scibetta	Sondra Newman
(212) 750-6700	(617) 877-5687

Bioenvision Reports Financial Results for Fourth Quarter and Year End 2007

 - Conference Call to be Held Today at 10:00 a.m. -

New York, NY - September 12, 2007 — Bioenvision, Inc. (Nasdaq:BIVN) today announced financial results for its fourth quarter and fiscal year ended June 30, 2007.  An overview of financial performance and operational developments follows.

“The 2007 fiscal year was momentous, marked most notably by the first quarter commercial launch in Europe of our lead product Evoltra® (clofarabine) in pediatric acute lymphoblastic leukemia (ALL), and the fourth quarter tender offer from Genzyme Corporation - our North American co-development partner for clofarabine - to acquire the Company,” stated Christopher B. Wood, M.D., Bioenvision’s Chairman and Chief Executive Officer.  “Bioenvision remains focused on growing the commercial opportunity for the Evoltra® franchise by expanding approved indications for Evoltra® and broadening its geographical footprint.”

Dr. Wood continued, “Regarding our other key priority, a Special Meeting of Stockholders is currently scheduled for October 4, 2007, at which meeting our stockholders will consider and vote upon the proposed merger with Genzyme.  Strategically, we view the proposed merger as advantageous to Evoltra®, which can benefit from Genzyme’s global clinical, regulatory and commercial infrastructure, and its proven marketing and commercialization successes with, and commitment to, products for patients with unmet medical needs.  As previously disclosed, our Board of Directors views the proposed merger with Genzyme to be in the best interests of Bioenvision stockholders because, among other things, it provides our stockholders a premium of approximately 50% to the 20-day average trading price as of May 29, 2007, the date on which Bioenvision and Genzyme entered into an Agreement and Plan of Merger.  Genzyme markets clofarabine as Clolar® in the U.S. and Canada, and also has the drug in clinical development for a variety of additional cancer indications. We believe that Genzyme’s current 22% equity stake in Bioenvision, and its active interest in the growth of clofarabine, provides strong support for the Evoltra® franchise.”

2007 FINANCIAL HIGHLIGHTS

For the fourth quarters ended June 30, 2007 and 2006, the Company recorded revenues of approximately $6,751,000 and $1,806,000, respectively. The increase in revenues of approximately $4,945,000 is primarily due to the increase of product sales of Evoltra® of $5,842,000 as the Company received marketing approval in the European Union (EU) in May 2006, along with an increase in license and royalty revenue of $382,000 from North American sales of clofarabine by Genzyme, the Company’s co-development partner.  Fourth quarter 2007 research and development contract revenue decreased by $1,148,000 compared to the same period in 2006, due primarily to categorizing all clofarabine sales of Evoltra® as product sales post-approval.

For the years ended June 30, 2007 and 2006, Bioenvision recorded revenues of approximately $19,070,000 and $5,309,000, respectively.  This increase of approximately $13,761,000 is primarily due to an increase in product sales of Evoltra® of $15,172,000 and license and royalty revenue of approximately $1,711,000 due to an increase in royalties received from Genzyme on North American sales of clofarabine.  For the year 2007 compared to 2006, research and development contract revenue decreased by approximately $2,711,000 which relates to categorizing all clofarabine sales of Evoltra® as product sales post-approval.

Selling, General and Administrative expenses for the fourth quarters ended June 30, 2007 and 2006 were approximately $9,195,000 and $4,208,000 respectively.  This increase of approximately $4,987,000 is primarily due to the increase in costs associated with marketing Evoltra® post approval as well as an increase in the advisory fees associated with the merger agreement entered into between Genzyme and Bioenvision in the fourth quarter of 2007 of approximately $1,501,000.

Selling, General and Administrative expenses for the years ended June 30, 2007 and 2006 were approximately $27,702,000 and $16,563,000, respectively.  This increase of

$11,139,000 is primarily due to the fact the Company has continued to build out sales and marketing forces throughout the EU since obtaining marketing authorization in May 2006, as well the increase in the advisory fees associated with the merger agreement entered into with Genzyme Corporation during the fourth quarter of 2007.

Research and development costs for the fourth quarters ended June 30, 2007 and 2006 were approximately $2,759,000 and $4,500,000, respectively. The decrease in research and development costs of approximately $1,741,000 is primarily due to the completion of key aspects of clinical development programs involving clofarabine and Modrenal® (trilostane).  This decrease in R&D expense was offset by an increase in costs associated with providing financial support for ongoing AML-16 trials in the U.K., involving Evoltra® for the treatment of adult acute myeloid leukemia (AML).

Research and development costs for the years ended June 30, 2007 and 2006 were approximately $21,065,000 and $11,727,000, respectively. This increase of $9,338,000 is due to costs primarily associated with the increased development activities and ongoing clinical trials for clofarabine for adult AML in Europe, filing a label extension for Evoltra® in the adult AML market in February 2007, and providing financial support to Cardiff University for the AML-16 trials, partially offset by a reduced rate of enrollment inn the ongoing BIOV-111 confirmatory Phase II Evoltra® trial in Europe for pediatric ALL patients.  In addition, the Company recorded approximately $4,000,000 of expenses relating to the acquisition of the Japanese and Southeast Asian rights to Evoltra® in September 2006.

Net loss applicable to common stockholders was approximately $9.3 million or $0.17 per share for the fourth quarter of 2007, compared with $7.2 million, or $0.18 per share for the fourth quarter in 2006.  The 2007 fourth quarter net loss included a one-time non-cash impairment loss equal to the carrying value of Suvus® as an intangible asset of approximately $3,311,000.  The Company is required to continually evaluate the effects of changes in events and circumstance on the potential future cash flows associated with the carrying value of long-lived assets.  The impairment decision was based on the inability to obtain a secure source to fund further development of Suvus®, as well as an inability to commence a clinical study into which the Company could sell the product.

Net loss applicable to common stockholders was approximately $36.2 million, or $0.80 per share for the year ended June 30, 2007, compared with $24.2 million, or $0.59 per share for the year 2006.  The 2007 net loss included the one-time non-cash impairment loss equal of approximately $3,311,000.

Bioenvision had cash and cash equivalents and short-term securities at June 30, 2007 of approximately $49,171,000, compared with approximately $45,015,000 at June 30, 2006.

In April 2007, the Company completed a registered direct offering of 8 million shares of common stock, resulting in net proceeds of approximately $27.7 million.  In addition, in May 2007, the Company received an aggregate of $7.4 million as a result of the exercise by existing company investors of previously issued warrants.

2007 OPERATIONAL HIGHLIGHTS

Merger Agreement with Genzyme

•                  On May 29, 2007, the Company entered into an Agreement and Plan of Merger with Genzyme Corporation, its North American co-development partner for clofarabine, whereby Genzyme would acquire 100% of the outstanding common and preferred stock of Bioenvision, in an all cash transaction valued at $5.60 per common share.

•                  As of July 10, 2007, the expiration date of Genzyme Corporation’s tender offer for all outstanding common and preferred stock of Bioenvision, Genzyme beneficially owns approximately 22% of the outstanding shares of Bioenvision common stock on an as-converted basis.

•                  A Special Meeting of Stockholders is planned for October 4, 2007, at which meeting our stockholders will consider and vote upon this proposed merger.

Evoltra® (clofarabine) Commercial Launch and Filing for Label Extension

•                  Bioenvision’s fiscal year 2007 commenced on July 1, 2006, shortly after the EMeA’s May 29, 2006 marketing approval of the Company’s lead product Evoltra® for the treatment of ALL in pediatric patients who have relapsed or are refractory to at least two prior regimens and where there is no other treatment option anticipated to result in a durable response.

•                  In February 2007, the Company filed a marketing authorization application (MAA) with the EMeA for a label extension for Evoltra® to include patients with AML who are over 65 years old and considered unsuitable for intensive chemotherapy.

o                 With respect to this label extension filing, Bioenvision received a Request for Supplemental Information (RSI) in May 2007 from the EMeA’s Committee for Medicinal Products for Human Use.  The EMeA has

agreed to extend the timeline to accept supplemental information from the Company until November 16, 2007 and Bioenvision is preparing a comprehensive response.

Evoltra® (clofarabine) Rights to Japan

•                  Bioenvision licensed the rights to manufacture, sell, market and distribute Evoltra® in Japan and Southeast Asia from Southern Research Institute of Birmingham, Alabama, inventor of clofarabine, for which the Company expensed approximately $4,000,000 in fiscal 2007.

Suvus® (methylene blue) Development in Hepatitis C

•                  As the result of a recent strategic review of Bioenvision’s asset portfolio, combined with its current cash position, the Company has determined that it will no longer devote any further resources to the development of methylene blue, unless and until a secure revenue source could be identified as a pre-condition to the use of methylene blue in a clinical trial.

OLIGON® Licensing Agreement

•                  In February 2007, Bioenvision out-licensed to Foster Corporation the exclusive rights to manufacture, market and distribute the Company’s proprietary anti-microbial OLIGON® technology. Under the terms of the license agreement, Bioenvision will have a revenue sharing arrangement on future sublicenses and a royalty on OLIGON® sales by Foster, a Connecticut-based global market leader in the field of medical device technology.

Conference Call and Webcast Access

Bioenvision management will host a conference call today to discuss fourth quarter and year-end 2007 financial results as well as Company progress.  Access details are as follows:

Date:	Wednesday, September 12, 2007
Time:	10:00 a.m. EDT
Live Toll Free Number (U.S. & Canada): 866-585-6398
Live International Number: 416-849-9626
To access live webcast: www.bioenvision.com

An audio replay of the earnings conference call will be available following the live call and for up to 14 days thereafter.  The replay can be accessed by dialing 866-245-6755 (domestic) or 416-915-1035 (international). The replay passcode for all callers is 375872.  A webcast replay will also be available at www.bioenvision.com.

About Bioenvision

Bioenvision’s primary focus is the acquisition, development and marketing of compounds and technologies for the treatment of cancer. Bioenvision’s product pipeline is focused on: Evoltra® and Modrenal®. For more information on Bioenvision please visit our website at www.bioenvision.com.

Safe Harbor

Certain statements contained in this press release are “forward-looking” statements, including express or implied statements regarding the future approval by Bioenvision’s stockholders of the pending agreement and plan of merger with Genzyme and regarding Bioenvision obtaining regulatory approval of its products.  Because these statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Specifically, factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to: risks associated with whether the merger of Wichita Bio Corporation with and into Bioenvision will be approved by the stockholders of Bioenvision; risks associated with the uncertainty as to whether such merger will in fact occur, risks associated with disruptions from the proposed merger transaction which may harm relationships with customers, employees, suppliers and partners; risks associated with the outcome of litigation and regulatory proceedings to which we are currently a party and may become a party in the future; risks associated with preclinical and clinical developments in the biopharmaceutical industry in general and in Bioenvision’s compounds under development in particular; the potential failure of Bioenvision’s compounds under development to prove safe and effective for treatment of disease; uncertainties inherent in the early stage of Bioenvision’s compounds under development; failure to successfully implement or complete clinical trials; failure to receive marketing clearance from regulatory agencies for our compounds under development; acquisitions, divestitures, mergers, licenses or strategic initiatives that change Bioenvision’s business, structure or projections; the development of competing products; uncertainties related to Bioenvision’s dependence on third parties and partners; and those risks described in Bioenvision’s filings with the SEC. Bioenvision assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law and the statements contained in this press release are current as of the date of this release only.

Financial Statements Follow

BIOENVISION, INC AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	June 30,	June 30,
	2007	2006
Assets
Cash and cash equivalents	$43,682,624	$3,377,937
Short-term investments	5,488,646	41,637,106
Accounts receivable, net of allowances of $863,079 and $898,714, respectively	9,074,017	2,369,446
Inventories	1,131,052	427,514
Prepaids and other current assets	1,663,004	844,810
Total current assets	61,039,343	48,656,813

Property and equipment, net	320,274	273,632
Intangible assets, net	3,355,992	7,549,520
Goodwill	1,540,162	1,540,162
Other assets	255,281	706,840
Deferred costs	3,282,297	3,523,497

Total assets	69,793,349	62,250,464

Liabilities and Stockholders’ Equity
Liabilities:
Accounts payable	$227,198	$1,557,507
Accrued expenses and other current liabilities	12,431,104	6,464,445
Accrued dividend payable	56,404	56,404
Deferred revenue	513,662	513,662

Total current liabilities	13,228,368	8,592,018

Deferred revenue	6,557,052	7,070,725

Total liabilities	19,785,420	15,662,743

Commitments and contingencies:

Stockholders’ equity:
Convertible participating preferred stock - $0.001 par value; 20,000,000 shares authorized; 2,250,000 issued and outstanding at June 30, 2007 and 2006, respectively (liquidation preference $6,750,000)	$2,250	2,250
Common stock - $0.001 par value; 70,000,000 share authorized; 55,035,739 and 41,456,616 shares issued and outstanding at June 30, 2007 and 2006, respectively	55,036	41,457
Additional paid-in capital	173,022,341	133,604,996
Accumulated deficit	(122,809,349)	(86,567,268)
Receivable due from shareholder	—	(340,606)
Accumulated other comprehensive loss	(262,349)	(153,108)

Total shareholders’ equity	50,007,929	46,587,721

Total liabilities and shareholders’ equity	$69,793,349	$62,250,464

BIOENVISION, INC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED JUNE 30, 2007, 2006 and 2005

	2007	2006	2005

Revenue
Product sales	$15,429,189	$668,975	$611,346
License and royalty revenue	3,640,408	1,929,526	1,463,326
Research and development revenue	—	2,710,571	2,576,502

Total revenue	19,069,597	5,309,072	4,651,174

Costs and expenses
Cost of products sold (including royalty expense of $2,889,000, $1,277,000 and $525,000, respectively)	3,450,279	1,662,975	921,262
Research and development	21,065,263	11,726,981	10,894,925
Provision for bad debts	160,740	24,564	869,220
Selling, general and administrative	27,701,740	16,562,770	10,181,711
Depreciation and amortization	1,021,427	974,440	1,438,517
Loss on impairment	3,310,905	—	5,276,162

Total costs and expenses	56,710,354	30,951,730	29,581,797

Loss from operations	(37,640,757)	(25,642,658)	(24,930,623)

Interest income (expense)
Interest and finance charges	26,062	(66,762)	(79,484)
Interest income	1,710,114	1,810,657	747,322

Net loss	(35,904,581)	(23,898,763)	(24,262,785)

Cumulative preferred stock dividend	(337,500)	(337,500)	(404,079)

Loss applicable to common stockholders	$(36,242,081)	$(24,236,263)	$(24,666,864)

Basic and diluted net loss per share applicable to common stockholders	$(0.80)	$(0.59)	$(0.72)
Weighted-average shares used in computing basic and diluted net loss per share of common stock	45,033,991	40,865,384	34,042,391

# # #

BIOENVISION, INC.

CONFERENCE CALL SCRIPT

FOURTH QUARTER AND YEAR END 2007 EARNINGS CONFERENCE CALL AND CORPORATE UPDATE

EVENT DATE AND TIME:  SEPTEMBER 12, 2007  10 AM EDT

CORPORATE PARTICIPANTS

Dr. Christopher B. Wood

Chairman and Chief Executive Officer

Hugh Griffith

Chief Operating Officer

James S. Scibetta

Chief Financial Officer

SCRIPT

Moderator

STAND-BY:   Thank you for participating in Bioenvision’s Fourth Quarter and Year End 2007 earnings conference call, which will begin in approximately (X minutes).  Please stand by.

START:  Good Day Ladies and Gentleman.  My name is Jennifer  and I will be the moderator for Bioenvision’s Fourth Quarter and Year End 2007 conference call.

If you need assistance at any point during the call, please press * followed by 0.

At this time, all participants are in listen-only mode.   Please note that this conference is being recorded for replay purposes.

Dial-in instructions for this call, and for the replay, are posted on the Company’s website, www.bioenvision.com

At this time, I’d like to turn the call over to Bioenvision.

Jim Scibetta

Thank you, Jennifer.    Good morning everyone.  This is Jim Scibetta, Chief Financial Officer for Bioenvision.

Earlier this morning, we issued a press release highlighting financial results and operational achievements for our fourth quarter and fiscal year ending June 30, 2007.  On today’s call, we’ll recap those results and also provide an update of our business operations, including the status of the proposed transaction with Genzyme Corporation.

I’m joined today by:

- Dr. Christopher Wood, our Chairman and Chief Executive Officer, and

- Hugh Griffith, our Chief Operating Officer.

In terms of the order of this call:

•                  First, Dr. Wood will comment on our operational achievements for the fiscal year and recent business developments, including the Company’s strategic thinking with respect to the proposed merger with Genzyme;

•                  Next, Hugh will provide a clinical development, regulatory and commercial update on our product portfolio;

•                  And finally, I’ll be reporting on Bioenvision’s 2007 financials.  I’ll also provide further commentary, focusing on the timeline and the Company’s rationale for supporting the proposed merger with Genzyme.

Our collective comments will be as direct as possible, and I refer you to our 10-K filing for further detail, which we plan to file with the SEC later today or tomorrow.

In previous earnings calls, we have typically hosted a question and answer session following our formal report.  Please understand that today we will not be holding a Q&A session, in light of being in a particularly sensitive period with the proposed merger and ongoing litigation.

Before I turn the call over to Dr. Wood, I want to remind everyone that certain information discussed on this call may constitute forward-looking statements according to the Federal Securities laws. Although we believe that expectations reflected in these statements are based on reasonable assumptions. We cannot give assurance that the expected results will be achieved. We refer to our Exchange Act filings for the risk factors that could impact the company. For forward-looking statements made during this call, the company claims protection of the Private Securities Litigation Reform Act of 1995 and assumes no obligation to update or supplement the statement.

I will now turn the call over to Dr. Wood.

Chris Wood

Thank you, Jim, and Good Morning everyone.

It’s my pleasure today to report on Bioenvision’s achievements during our fiscal year 2007.

It has been an important, and quite extraordinary year in the Company’s history.   This year we achieved a major milestone with the commercial launch, in Europe, of our lead product, clofarabine, which we are marketing under the brand name Evoltra.

Our fiscal year began on July 1 of 2006, just one month after the marketing approval of Evoltra by the European Medicines Agency.   In September of 2006, we formally launched Evoltra, for the treatment of pediatric patients with relapsed/refractory acute lymphoblastic leukemia.  This achievement should not be underestimated and I am very proud of the Bioenvision team that took Evoltra through the clinical development program and the European regulatory process. I never cease to be encouraged by the reports we get of the patients who benefit from this important new medicine.

Our aspirations for Evoltra do not stop at the current indication, and as most of you know, we filed in February of this year for a label extension with the EMeA, to include elderly patients with acute myeloid leukemia.  Hugh Griffith, our Chief Operating Officer, will be discussing our progress in this area, and the status of that application.  We continue to confidently pursue this adult AML indication - and other indications - as we focus our resources on expanding the commercial opportunity for the Evoltra franchise.

In May of this year the Genzyme Corporation made an offer to acquire Bioenvision. The management and board of directors of Bioenvision consider this offer as an excellent opportunity for further realizing the intrinsic value in Evoltra, while also being in the best interests of Bioenvision shareholders.

Bioenvision management’s support of the proposed merger is based on several key attributes, including:

•                  Genzyme has a proven track record of success in the marketing and commercialization of products for patients with unmet medical needs.

•                  The company has a well-established global infrastructure with a large-scale clinical, regulatory and commercial capability.

•                  Genzyme has a vested interest in clofarabine already; and that’s important - and already markets the drug in North America under the brand name Clolar.

•                  In addition, Genzyme is conducting additional clinical trials with clofarabine in several new indications.

Bioenvision management believes that Genzyme is an ideal suitor.  We believe this level of interest from of a company such as Genzyme speaks directly to our priority; building the commercial potential for Evoltra and widening the scope of patients who can benefit from its use.

It was in May of this year, Genzyme presented a tender offer for cash to acquire all shares of Bioenvision at $5.60 per share.  This price Genzyme offered was at an approximate 50 percent premium to the 20-day average trading price at that time.  Bioenvision’s Board and management viewed, and continue to view, this transaction as in the best interests of Bioenvision shareholders.

Genzyme has since acquired a 22 percent position in Bioenvision, based on shares tendered, and wishes to acquire the remaining shares.   We are now proceeding to the second step in the merger process, which is a shareholder vote at a Special Meeting of Stockholders, scheduled to take place next month, on October 4.

The period since the merger transaction was announced on May 29 has admittedly been a difficult one for Bioenvision, with a degree of uncertainty, and I want to personally thank our employees, our commercial organization and the many people who work with us, who have professionally and diligently continued to work to meet the needs of the physicians and patients served by our products.  It is a tribute to the quality of the Bioenvision team that during this period of uncertainty we have completed our year end audit and 10K filing, we have continued to grow the revenue from Evoltra sales around the world, we have successfully met all regulatory commitments and are on schedule with our current Evoltra label extension application for adult AML in Europe.

On that last note, let me now turn the call over to Hugh Griffith for more color on Bioenvision’s clinical and regulatory activities.

Hugh Griffith

Thank you, Chris, and Good Morning,

It’s my pleasure to report to you today on Bioenvision’s operations and in particular provide an update on our clinical development, regulatory and commercial programs relating to our product portfolio.

It’s been an exciting year for our lead product — Evoltra. A strong launch last Fall, for the treatment of pediatric patients with relapsed or refractory A.L.L., has been strengthened by our focused clinical and regulatory strategies.

Evoltra sales have grown significantly throughout fiscal 2007 and our commercial team is  successfully negotiating the various pricing and reimbursement requirements associated with the European markets.

In February of this year, we filed a Marketing Authorization Application with the European Medicines Agency, to include a new indication for Evoltra for the treatment of elderly patients with Acute Myeloid Leukemia - A.M.L. In May, we received a Request for Supplemental Information from the EMEA, and are now preparing for our submission of supplemental data to meet the agency’s agreed timeline of November 16.  We feel confident that the data already submitted and our responses, including an interim analysis from the AML-16 trial, will address the EMEA’s request for supplemental information. This should enable the Agency to further evaluate the role of Evoltra for the treatment of elderly patients with AML.

Following our response to the Request for Supplemental Information, we anticipate that in January of 2008, the EMEA will provide their Opinion on whether to grant approval of Evoltra for adult AML, or issue a second Request for Supplemental Information.

As Chris has stated, our clinical development and regulatory strategies for Evoltra are focused on targeting new potential therapeutic indications. In addition, we are working diligently to expand our geographical reach.

With these goals in mind, in September of 2006 we in-licensed the manufacturing, sales and marketing rights for Evoltra in Southeast Asia as well as Japan. In addition, we are working closely with our marketing and distribution partner, Hospira, to expedite Evoltra’s planned Marketing Authorization Application in Australia.

In other areas of Evoltra development, we completed enrollment of a gel formulation of Evoltra in two Phase I clinical studies. The first study recruited healthy volunteers and was quickly followed by a second study which targeted patients with severe psoriasis. We are currently evaluating the options available to us to further develop Evoltra for patients with psoriasis or other autoimmune diseases.

Moving on from Evoltra, let me provide a brief update on some key 2007 activities relating to the development of our wider product portfolio.

Regarding Suvus, or methylene blue, we’ve made the decision to postpone the development of this product at this time. Suvus has been in development for the treatment of Hepatitis C and our decision is being made largerly because of our focus on Evoltra, and the greater net present value associated with the Evoltra franchise.

With respect to our proprietary, anti-microbial OLIGON technology, Bioenvision successfully out-licensed the technology in February of this year to Foster Corporation, a global market leader in the field of medical devices.   Bioenvision will receive a royalty on all sales by Foster and has revenue sharing rights as part of this agreement.

In summary, we have achieved some significant milestones and streamlined our activities during our fiscal year 2007, and I would like to close by reiterating that the proposed merger agreement with Genzyme complements Bioenvision’s strategy and should ensure the commercial potential associated with the Evoltra franchise is fully exploited.

Jim Scibetta will now highlight Bioenvision’s financial performance for the year.  Jim…

Jim Scibetta

Thank you, Hugh.

Fiscal year 2007 marks the first full year for which we are recognizing Evoltra product sales.

For the fourth quarter ended June 30, 2007, the Company recorded $6.8 million in revenue, of which $5.9 million is attributable to Evoltra product sales.  Revenue for the 2007 quarter increased by approximately $4.9 million compared to the same fiscal quarter in 2006.

Looking sequentially at the fourth quarter versus the third quarter 2007, revenues grew by $1.8 million.

For the full year ended June 30, 2007, we recorded $19.1 million in revenue, of which $15.2 million is attributable to Evoltra product sales.  Revenue for the year 2007 increased by $13.8 million compared to fiscal 2006.

During both periods, license and royalty revenue, including royalties received from Genzyme, our North American co-development partner for clofarabine, also increased.  This revenue stream increased by approximately $382,000 for the fourth quarter of 2007 versus 2006, and by $1.7 million for the full year.

R&D contract revenue decreased by $2.7 million for the year 2007 versus 2006, due to categorizing clofarabine as product sales rather than R&D contract revenue after we were granted our license in May 2006.

Selling, General and Administrative expenses for the fourth quarters ended June 30, 2007 and 2006 were approximately $9.2 million and $4.2 million respectively. The $5.0 million increase was primarily due to the increases in Evoltra marketing and sales costs post approval.  We also incurred increased advisory fees associated with the May 2007 merger agreement with Genzyme.

SG&A expenses for the years ended June 30, 2007 and 2006 were approximately $27.7 million and $16.6 million, respectively.  The $11.1 million increase is primarily due to the fact the Company has continued to build out sales and marketing forces throughout Europe since the approval of Evoltra.  Also factoring in were increases in advisory fees associated with the Genzyme merger agreement.

R&D costs for the fourth quarters ended June 30, 2007 and 2006 were approximately $2.8 million and $4.5 million, respectively. The decrease in R&D costs of approximately $1.7 million are primarily due to the completion of key aspects of clinical development programs involving Modrenal and Evoltra.  This decrease in R&D expense was offset by an increase in costs associated with purchasing clinical study reports in the ongoing AML-16 trials in the U.K., involving Evoltra for the treatment of adult AML.

R&D costs for the years ended June 30, 2007 and 2006 were approximately $21.1 and $11.7 million, respectively. This $9.3 million dollar increase is due primarily to development activities and ongoing clinical trials for Evoltra for adult AML in Europe, to filing a label extension for Evoltra in the adult AML market in February 2007, and to purchasing clinical study reports from Cardiff University for the AML-16 trials.  The increases in R&D costs for the year were partially offset by a reduced rate of enrollment in the confirmatory Phase II Evoltra trial.  In addition, we recorded approximately $4 million dollars of expense relating to the acquisition of the Japanese and Southeast Asian rights to Evoltra® back in September 2006.

Net loss applicable to common stockholders was approximately $9.3 million or $0.17 per share for the fourth quarter of 2007, compared with $7.2 million, or $0.18 per share for the fourth quarter in 2006.  The 2007 fourth quarter net loss included a one-time non-cash impairment loss of approximately $3.3 million,  which is equal to the former carrying value of Suvus® as an intangible asset.

Net loss applicable to common stockholders was approximately $36.2 million, or $0.80 per share for the full year ended June 30, 2007, compared with $24.2 million, or $0.59 per share for the year 2006.  And again, that 2007 net loss included the one-time non-cash impairment loss of approximately $3.3 million.

As of June 30, 2007, Bioenvision had cash and cash equivalents and short-term securities of approximately $49.2 million compared with approximately $45 million dollars at June 30, 2006.

As a reminder, in April of this year, we completed a registered direct offering of 8 million shares of common stock, resulting in net proceeds of approximately $27.7 million.  In May 2007, the Company also received an aggregate of $7.4 million as a result of the exercise of previously issued and expiring warrants by existing company investors.

In prior quarters we have disclosed in our financial statements our material concentrations, including one significant customer.  We have provided additional disclosure in our recently filed merger proxy and will do so in our 10-K which we expect to file later today.

Let me take a few moments to provide some background on this customer and our relationship with this customer.  The Company currently sells clofarabine to various centers located throughout Europe which are participating in the AML-16 trials that have been initiated by the National Cancer Research Institute.  The AML-16 studies, as many are aware, include a phase I pilot intensive trial that was completed in September of 2006, a phase II AML-16 non-intensive trial that is expected to complete recruitment in 2008, and a phase III AML-16 intensive trial that is expected to complete recruitment in 2009.  Cardiff University in the U.K. is coordinating the distribution of clofarabine to the trial sites.  Bioenvision has entered into research agreements with Cardiff that, among other things, provide for the sale of clofarabine to study sites -  through Cardiff -  at current market prices. In connection with these agreements, Bioenvision is obligated to provide financial support to Cardiff, dependent on the completion of certain milestones which are due upon the receipt of interim and final study reports for each study.  For the years ended June 30, 2007 and 2006, the Company recognized approximately $7.8 million and $533,000 dollars, respectively, as research and development costs relating to the AML-16 trials.

During the years ended June 30, 2007 and 2006, respectively, 40% and 27% of the Company’s revenue was attributed to the sale of clofarabine to Cardiff.   For the previous four quarters ending September 30, 2006, December 31, 2006, March 31, 2007, and the recently completed quarter of June 30, 2007, revenue attributable to Cardiff accounted 52%, 48%, 41% and most recently 30% of total revenue, respectively.  We anticipate that the percentage of our total revenue derived from the sale of clofarabine into the AML-16 trials will continue to decline on a year over year basis as we move forward.

Moving now to guidance, in light of the ongoing merger process with Genzyme, the Company is not prepared to provide financial guidance for the current fiscal year. However there is a substantial amount of information that you may wish to access in our SEC filings resulting from a recent strategic review.

Bioenvision remains fully supportive of the proposed merger with Genzyme and to this point, let me review the details, timing and rationale.

As you are aware, the Company announced on May 29 that we entered into a merger agreement whereby Genzyme would acquire Bioenvision for $5.60 per share, valuing Bioenvision at $345 million.  The transaction called for a two step process, a tender offer period followed by a merger vote.  On July 10 the tender period was closed and it was announced that Genyzme had purchased 22% of our shares on an as-converted basis, including all of the outstanding preferred shares and of course the rights associated with those shares which have been enumerated in our public filings.

Last Friday, September 7th, Bioenvision filed the definitive merger proxy which established October 4 as the date of a special shareholder meeting to vote on the merger, and set September 5 as the record date for the vote.  Shareholders should expect to be contacted by our proxy solicitation firm, the Altman Group, in the next few weeks to facilitate obtaining your very important vote.

Given that the definitive merger proxy has been filed and is being mailed to our stockholders and the merger vote less than a month away, we believe it is important that we call your attention to our public filings and the reasons for the recommendation for the transaction.

Our board of directors considered the results of the process that had been conducted by the Company, with the assistance of our management and advisors, to evaluate strategic alternatives.   These alternatives included significant discussions with certain third parties that were contacted by our management or advisors, as well as the solicitation of interest from  other third parties  thought to be interested in a  possible  business combination transaction with us.   Unfortunately, these third parties either decided to not pursue a possible transaction with us or decided at some point to terminate discussions with us regarding a possible transaction involving Bioenvision.

Further, our board of directors considered provisions in the merger agreement with Genzyme that provided for the ability for Bioenvision to provide information to and engage in negotiations with third parties that make an unsolicited proposal, and, subject to payment of a termination fee and the other conditions set forth in the merger agreement, to enter into a transaction with a party that makes a superior proposal.  As of the September 5, 2007 record date, since we announced the transaction with Genzyme on May 29, we have not received any indication of interest from any third party regarding the sale of the Company.

Our board of directors also considered that the Genzyme offer represented a premium of approximately 50% over $3.75, the closing price of our common stock on The NASDAQ Global Market on April 25, 2007, one month prior to the last trading day prior to the execution of the merger agreement and a 40% premium over $4.00, the closing price of our common stock on May 18, 2007, only one week prior to the last trading day before the execution of the merger agreement.

Our Board also considered that our financial advisor, UBS, provided a fairness opinion dated May 28, 2007 as to the fairness, from a financial point of view and as of the date of the opinion, of the $5.60 per share cash consideration to be received.  As described in detail in our filings, UBS employed standard valuation methodologies of comparable transactions, comparable companies, and discounted cash flow analysis in arriving at their conclusion.

Based on the results of our prior efforts and our extended arm’s-length negotiations with Genzyme, again described in detail in our filings, our board of directors believed that the offer price represented the highest price per share that was reasonably attainable from Genzyme.

In addition our board of directors considered prospects if we were to remain an independent company and our short-term and long-term capital needs. Our board of directors discussed the risks associated with achieving and executing upon our business plan. Our board of directors considered that our shareholders would continue to be subject to the risks and uncertainties of our financial plan and prospects unless the Shares were acquired for cash. These risks and uncertainties included risks relating to our ability to successfully develop and market our current products, potential difficulties or delays in clinical trials, obtaining regulatory approval in Europe and elsewhere for our products, regulatory developments involving current and future products, and our effectiveness at managing and raising sufficient financial resources.

Again, we strongly believe this transaction is in the best interests of shareholders and encourage you to vote in favor of the proposed transaction with Genzyme.  The special shareholder meeting is scheduled for October 4, 2007, and you may register your vote by proxy or in person at that special meeting.   You should carefully review the definitive proxy statement and our other public filings for additional information regarding the proposed transaction with Genzyme

Thank you for joining us on the call today.  And Good Day.

(MODERATOR closes call)